EXHIBIT 11

                            TOTAL CONTAINMENT, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                    TWELVE MONTHS ENDED   TWELVE MONTHS ENDED   TWELVE MONTHS ENDED
                                     DECEMBER 31, 1997     DECEMBER 31, 1998     DECEMBER 31, 1999
                                    -------------------   -------------------   -------------------
Basic:
Average shares outstanding........          4,642                4,646                  4,668
                                         ========               ======                =======
Net income applicable to common
  shareholders                           $(12,356)              $4,323                $(6,476)
                                         ========               ======                =======
Net income per share amount.......       $  (2.66)              $ 0.93                $ (1.39)
                                         ========               ======                =======
Assuming dilution:
Average shares outstanding........                               4,646
Effect of dilutive options........                                 214
                                                                ------
  Totals..........................                               4,860
                                                                ======
Net income applicable to common
  shareholders....................                              $4,323
                                                                ======
Net income per share amount.......                              $ 0.89
                                                                ======

The calculations for the twelve month period for 1997 and 1999 are not presented as the effect of the options would be anti-dilutive.